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                                                                  EXHIBIT 10.1


                          THIRD CLOSING AMENDMENT TO
                      ASSET AND STOCK PURCHASE AGREEMENT


      This Third Closing Amendment to Asset and Stock Purchase Agreement

( Third Amendment ) entered into by and among PROVIDENT LIFE AND ACCIDENT

INSURANCE COMPANY OF AMERICA, a corporation organized under the laws of the

State of Tennessee with a principal address at One Fountain Square,

Chattanooga, Tennessee 37402, PROVIDENT LIFE AND ACCIDENT INSURANCE COMPANY

and PROVIDENT LIFE AND CASUALTY INSURANCE COMPANY, both of which are Tennessee corporations with principal offices at One Fountain Square, Chattanooga,

Tennessee 37402, PROVIDENT LIFE CAPITAL CORPORATION, a corporation organized under the laws of the State of Delaware with a principal office at One

Fountain Square, Chattanooga, Tennessee, PROVIDENT HEALTH CARE PLANS, INC., a

corporation organized as a holding company under the laws of the State of

Tennessee with a principal address at One Fountain Square, Chattanooga,

Tennessee 37402 (all of such Provident entities are collectively referred to herein as "Seller"), and HEALTHSOURCE, INC., a New Hampshire corporation with a principal office at Two College Park Drive, Hooksett, New Hampshire 03106

(the "Buyer"), on this 31st day of May, 1995.

      WHEREAS, Seller and Buyer entered into a certain Asset and Stock

Purchase Agreement dated as of December 20, 1994, as amended (the

"Agreement"); and

      WHEREAS, Seller and Buyer wish to make certain amendments to such

Agreement in consideration of the agreements contained herein; and

      NOW, THEREFORE, Seller and Buyer agree as follows:

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 1.    Preferred Stock.

       The terms of the Preferred Stock to be delivered at Closing by Buyer shall be adjusted by substituting for Exhibit 19.06 to the Agreement the

 Preferred Stock terms contained in Exhibit 19.06-A to this Third Amendment

 (the "Preferred Stock").  Seller and Buyer agree that Buyer shall have the option for two years following Closing to exchange the Preferred Stock for

 Buyer's subordinated note on the terms contained in Exhibit 19.06-B to this

 Third Amendment (the "Notes").  As a condition of Buyer's exchange of the

 Preferred Stock for the Notes rather than cash, Buyer shall have a registration statement covering the Notes which is effective with the SEC (and

 Buyer shall have complied with the covenants contained in subparagraphs (b)

 through (m) of Section 7 of the Registration Rights Agreement) on the date of exchange permitting Seller to publicly distribute the Notes.  Buyer shall also cause a registration statement covering the Preferred Stock to be effective with the SEC (and Buyer shall have complied with the covenants contained in subparagraphs (b) through (m) of Section 7 of the Registration Rights

 Agreement) on June 1, 1997 if Buyer has not redeemed the Preferred Stock for cash or Notes prior to such date.  Buyer shall pay the reasonable and customary underwriting discounts, fees and concessions and other underwriters'

 expenses of the sale by Provident of the Notes or the Preferred Stock pursuant to either of such registration statements.  Prior to the effective date of the registration statements, Buyer shall have used its best efforts to obtain credit ratings on the Preferred Stock and Notes from Standard & Poor's and

 Moody's.  Buyer will seek the concurrence of its bank lenders to the issuance by Buyer of the Notes and agrees, if the banks so permit and if Buyer elects not to redeem for cash, to exchange the Notes for the Preferred Stock on the


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earlier of the exchange date selected by Buyer or the dividend reset date on the Preferred Stock.  Provident's agreement to accept Buyer's Notes shall be referenced on the Stock Certificate for the Preferred Stock and shall bind transferees of the Preferred Stock.  Provident hereby agrees to cause any transferee of the Preferred Stock to acknowledge and agree to Buyer's right to exchange the Preferred Stock with Buyer's Notes as provided herein.  Section

19.02 is hereby amended to add the following additional legend.  "The shares represented by this certificate are subject to the right of Healthsource, Inc.

under certain circumstances specified in a certain Asset and Stock Purchase

Agreement dated as of December 20, 1994, as amended, among Provident Life and

Accident Insurance Company of America, et al. and Healthsource, Inc. to redeem such shares for subordinated promissory notes issued by Healthsource, Inc. as further set forth in such Agreement."  The parties agree that the form of the

Registration Rights Agreement executed at Closing shall be as attached hereto as Exhibit 19.03-A, which Exhibit shall replace Exhibit 19.03.  The parties agree that Section 19.05(a) of the Agreement shall be deleted in its entirety.

Buyer shall cooperate with Seller in any private placement of the Preferred

Stock, provided that any such placement shall be permitted under applicable law.

2.    Purchase Price Adjustment.

      The provisions of Sections 6.03 and 6.04 of the Agreement are hereby deleted in their entirety.

3.    Purchase Price.

      (a)   The words "Two Hundred Ten Million Dollars ($210,000,000), payment of which is subject to credit and adjustment as provided in Section 6 below"

in the sixth, seventh and eighth lines of Section 5.01 of the Agreement shall


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be deleted and replaced with the words "One Hundred Thirty-One Million Dollars

($131,000,000), payment of which is subject to adjustment as provided in

Section 6.05 below".

      (b)   The first sentence of Section 5.03 of the Agreement shall be deleted and replaced with the following:

            Buyer shall make payment at the Closing of the purchase price due Seller for the Transferred Business (the "Purchase Price"), net of any applicable closing prorations pursuant to Section 6.05 below, by delivery of 1,000,000 shares of Preferred Stock plus cash of One Hundred Thirty-One Million Dollars ($131,000,000). Any adjustment pursuant to Section 6.05 below shall be applied to adjust the cash portion of the Purchase Price.

      (c)   Section 15.06(d) of the Agreement is amended to delete the words

"$310 million"  at the end thereof and replace them with the words  "$231 million".

3A.   Financial Matters.

      (a)   Section 4.01 of the Agreement requires Seller to deliver the 1994

Audit Report, the Estimated Balance Sheet and the Historical Financials at

Closing.  The parties recognize that delivery of all of the Historical

Financials at Closing will not be possible.  Buyer acknowledges receipt of the

1994 Audit Report dated May 12, 1995.  The Estimated Balance Sheet for Closing purposes is attached hereto as Exhibit 7.01(a).

      (b)   Seller shall deliver the Historical Financials to Buyer within forty-five (45) days of Closing.  During such 45 day period, Buyer shall, at no charge to Provident, cause Buyer s and its affiliates' employees and representatives to cooperate fully with, and as reasonably requested by,

Seller in the preparation of such Historical Financials.  Seller agrees and acknowledges that time is of the essence with regard to delivery of the


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Historical Financials because Buyer is obligated by rules of the Securities

Exchange Commission ("SEC") to file the Historical Financials within sixty

(60) days of filing its Current Report on Form 8-K following the Closing or

Buyer will be subject to sanction, loss of short form registration rights,

possible delisting on the New York Stock Exchange, disruption in the trading market, potential SEC enforcement action, other sanctions and damages which could cause Buyer damages equal to or greater than the public market value of

Buyer.  Seller shall be liable for all direct and consequential damages to

Buyer resulting from such failure to deliver the Historical Financials as required hereby.

      (c)   For the purposes of determining the amount of Acceptable Financial

Assets to be transferred to Buyer sufficient to result in the Transferred

Business having $76 million in tangible net worth as required by Section

3.04(b) of the Agreement, the Estimated Balance Sheet and Final Balance Sheet

required pursuant to Section 3.04(d) of the Agreement shall be deemed to include an additional liability for $1.2 million in reserves in the category

"Policy and Contract Benefits" over the reserves which otherwise have been shown on the Estimated Balance Sheet and Final Balance Sheet based upon the methodology for computing reserves used by Ernst & Young in the 1994 Audit

Report.

      (d)   Section 7.01 of the Agreement is amended to delete the words "the

Comfort Letter of Ernst & Young on Estimated Balance Sheet in the form of

Exhibit 7.01A,".

      (e)   Section 3.04(c) of the Agreement is amended by deleting the words

"the Closing Date" in the second and third lines thereof and replacing them with the words "April 30, 1995".


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        (f)   Section 3.04(d) of the Agreement is amended by deleting the words

  "the Closing Date  in the fifth line thereof and replacing them with the words

  "April 30, 1995".

  4.    Computer Services.

        At Closing, the parties shall enter into the Computer Services Agreement in the form attached hereto as Exhibit 4.04(a)-A, and the Software License

  Agreement in the form attached hereto as Exhibit 4.04(b)-A, which such

  Exhibits shall replace Exhibits 4.04(a) and 4.04(b), respectively, attached to the Agreement at the time it was executed on December 20, 1994.

  5.    Transferred Employees.

        The second sentence of Paragraph 1 of Schedule 4.05 of the Agreement shall be deleted and replaced with the following:

              A list of all Transferred Employees and their proposed salaries at Buyer has been mutually prepared by the parties as of the date of Closing.

  6.    Relocation Plan; Real Estate.

        (a)   The provisions of Section 4.03(b) of the Agreement are deleted and replaced with the following: "The parties recognize that some of the

  Transferred Employees are currently located in the West Building and the Main

  Building in space to be leased by Buyer under a separate Lease Agreement executed at Closing and attached hereto as Exhibit 4.03(a).  Seller agrees to provide at its expense certain partitioning within the West and Main Buildings

  (including the construction of walls) to provide for segregation of Seller's and Buyer's employees and to bring selected groups together (i.e., executives)

  and to perform certain mutually agreeable relocation by December 1, 1995 required to rationalize the work force configuration during the ensuing period of the Lease Agreement delivered at Closing, provided, however, that such


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 partitioning and relocation shall be moderate in scope and the parties shall cooperate to mitigate such relocation; and provided, further, that in no event shall Seller be obligated to pay more than $400,000.00 in total expenses for such partitioning and relocation.

       (b)   Buyer shall not purchase the West Building and associated parking lots.  Accordingly, the second through seventh sentences of Section 4.03(a) of the Agreement are deleted and replaced with the following:

             At Closing, Seller and Buyer shall execute and deliver an amendment to that certain Real Estate Transfer Agreement dated March 15, 1995 by and between Provident Life and Accident Insurance Company and Buyer, which amendment shall be in the form attached hereto as Exhibit 4.03(a)(1)-A (the "Real Estate Amendment").

 7.    Section 4.07 Related Agreements/Stop-Loss Business.

       (a)   Section 4.07 of the Agreement is deleted in its entirety and replaced with the following:

             4.07  Related Agreements.

                   (a) At Closing, the parties will enter into two Reinsurance Agreements in substantially in the form of Exhibit 4.07A-A, one of which will be applicable to the Insured Medical Business transferred by Provident Life and Accident Insurance Company, and one of which will be applicable to the Insured Medical Business transferred by Provident Life and Casualty Insurance Company. As of March 8, 1995, the parties entered into an Administration and Services Agreement (the "Original Administration Agreement") in substantially the form of Exhibit 4.07B-A and, as of Closing, the parties will enter into an Amended and Restated Administration and Services Agreement which will supersede such Original Administration Agreement.

       (b)   The parties acknowledge and agree that the Retained Business includes, without limitation, all medical stop loss coverages and products defined as the "Stop Loss Business" in the Stop-Loss Servicing and Marketing

 Agreement which shall be executed by the parties at Closing and which is

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 attached hereto as Exhibit 4.07C (the "Medical Stop Loss Servicing

 Agreement").  At Closing, the parties will also enter into a Medical Stop Loss

 Reinsurance Agreement (the "Stop Loss Reinsurance Agreement"), in the form attached hereto as Exhibit 4.07D and the Stop Loss Agreement ("Stop Loss

 Agreement") in the form attached hereto as Exhibit 4.07E.

 8.    Definition of Buyer.

       The following definition shall be substituted for the definition of

 Buyer in page A-3 of Appendix I to the Agreement:

             "Buyer" shall mean Healthsource, Inc.; provided, however, that Buyer shall have the right to direct that any of the Transferred Assets be transferred directly to any designated subsidiary of Buyer (including without limitation HTPA and HPIC) and to direct that any such subsidiary of Buyer assume any Assumed Liabilities; it being the agreement of the parties that Buyer shall be the purchaser of all the Transferred Assets for federal tax purposes, and shall, in the event of such a directed transfer and assumption, be considered to have immediately transferred such assets and liabilities to such subsidiary.

 9.    Section 17.01.

       In the third sentence of Section 17.01 of the Agreement, the words, "on or prior to the Closing" shall be deleted and replaced with the words, "promptly after the parties have allocated the Purchase Price".

 10.   Section 17.09.

       Section 17.09 is amended to delete after the word "Section" in the tenth line thereof the words "5 ("Alternative Procedure")" and insert in place thereof "4 ("Standard Procedure")" and further to insert the word "any" in the last line thereof between the words "of" and "information".

 11.   Services.



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       Section 4.03(c) of the Agreement is amended to delete the entire section and insert in its place the following:

       Seller and Buyer shall execute and deliver at Closing the Corporate Services Agreement in the form attached hereto as Exhibit 4.03(c)(1) (the "Corporate Services Agreement"), and the Transitional Services Agreement in the form attached hereto as Exhibit 4.03(c)(2) (the "Transitional Services Agreement").

 12.   Non-Competition Agreements.

       Seller and Buyer agree that the form of the Healthsource Non-Competition

 Agreement executed at Closing shall be as attached hereto as Exhibit 18-A and the form of the Provident Non-Competition Agreement executed at Closing shall be as attached hereto as Exhibit 13-A, which Exhibits shall replace Exhibits

 18 and 13 to the Agreement, respectively.

 13.   "As of" Closing.

       Seller and Buyer agree that, subject to satisfaction or waiver of all conditions to Closing, the Closing of the transactions contemplated in this

 Agreement shall take place on May 31, 1995 but deemed to be effective as of the close of business on April 30, 1995 for financial, accounting and other purposes.  Notwithstanding the actual transfer of title to some or all of the

 Transferred Assets on the Closing date, or the actual date of employment by

 Buyer of the Transferred Employees, specifically, but not in limitation thereof, all of the revenues of the Transferred Business will belong to the

 Buyer, all of the expenses and liabilities of the Transferred Business will be assumed by Buyer (to the extent required to be assumed in the Agreement), and the entire risk of gain or loss relating to the operation of the Transferred

 Business shall pass to the Buyer, effective at the close of business on April

 30, 1995; provided that Seller represents and warrants to Buyer that no material adverse change has occurred in the Transferred Business from April 30



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 to the Closing (except to the extent that any adjustment to the purchase price reflected in this Third Amendment is deemed by Buyer to reflect such a material adverse change).  Seller and Buyer shall cooperate to account for the financial affairs of the Transferred Business for the period between the close of business on April 30, 1995 through the physical Closing date to fully and fairly effect the intent of the parties specified herein.  Without in any way limiting the generality of the foregoing, Seller and Buyer further specifically agree that, notwithstanding any provision in the Agreement to the contrary:

       (a) Payroll for Transferred Employees. The Transferred Employees shall become employees of Buyer on May 27, 1995. Buyer shall reimburse Seller for the cost of the payroll for Transferred Employees for the period May 1, 1995 through May 26, 1995. In addition, the closing pro-rations for vacation, sick leave and personal leave required by Section 6.05(a) of the Agreement shall be as of April 30, 1995.

       (b) Benefits for Transferred Employees. Buyer shall be responsible for providing benefits to the Transferred Employees as specified in the Asset and Stock Purchase Agreement beginning on May 27, 1995 at the level of benefits provided in Schedule 4.05(a) of the Purchase Agreement and shall reimburse Seller for Seller's cost of contributions for benefits provided by Seller for the period May 1, 1995 through May 26, 1995.

       (c) Operating Accounts/Entrusted Funds. Seller and Buyer agree that all operating bank accounts, Entrusted Funds and other accounts included in the Transferred Business were assigned provisionally to Buyer at the close of business on April 30, 1995 and Seller and Buyer shall assure that such funds were applied to the operation of the Transferred Business in the ordinary course of business through the Closing date.

       (d) Purchase Price. Buyer shall pay at Closing interest on the cash portion of the Purchase Price from May 1 to Closing at 9% per annum plus an amount equal to dividends on the Preferred Stock for the month of May; dividends on the Preferred Stock shall accrue from June 1, 1995.

       (e) Real Estate and Lease Prorations. The closing pro-rations required by Section 6.05(b) of the Agreement shall be as of April 30, 1995.

       (f) Definition of Closing Date. For purposes of Sections 8.01, 17.03, 17.04, 17.05 and 17.06 of the Agreement, and for purposes of the following definitions set forth in Appendix I to the Agreement, the term

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       "Closing" or "Closing Date" shall mean the close of business on April
       30, 1995:

                         Acceptable Financial Assets
                         Accounts Receivable
                         Assumed Liabilities
                         Excluded Liability
                         Insurance Contracts
                         Insurance Liabilities

 13A.  Definition of "Tangible Assets".

       The definition of "Tangible Assets" at page A-9 of Appendix I to the Agreement shall be amended by deleting the words beginning with "all" in the first line and ending with "Building" in the thirteenth line, and replacing such words with the following: "all of the furniture, fixtures, equipment and supplies located at the West Building or the Main Building and used in the operation of the Transferred Business"

 14.   No Waivers.

       Seller and Buyer agree that any actions taken in anticipation of or in connection with the Closing, and the execution of this Third Amendment will in no way be considered as a waiver or modification of any of the terms of the

 Asset and Stock Purchase Agreement or other material agreements executed by the parties or any rights of the parties pursuant thereto, except as otherwise set forth in this Third Amendment.

 15.   Terms of Agreement.

       Except as specifically amended in this Closing Amendment, all terms and provisions of the Agreement shall remain unchanged and continue to be effective and binding upon the parties hereto.

 16.   Updated Disclosure.

       Seller has supplemented its disclosures under the Agreement in form acceptable to Buyer and such supplemented disclosures are contained in a separate binder delivered under Section 10.01(l) at Closing and initialed by the parties.

 17.   Definition of Transaction Agreements.

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       The definition of "Transaction Agreements" on page A-9 of Appendix I to the Agreement shall be amended to add the following words at the end thereof:

 "the Stop Loss Reinsurance Agreement, the Corporate Services Agreement, the

 Transitional Services Agreement, the Real Estate Amendment, the Stop-Loss

 Agreement and the Stop-Loss Servicing and Marketing Agreement and any other agreement referred to in the Third Amendment."

 18.   Consents to Assign Reinsurance Treaties.

       Section 10.01(q) of the Agreement is deleted in its entirety, and

 Section 3.04(d) of the Agreement is amended to delete the words "provided that the Proposed Final Balance Sheet shall take into account only those

 Reinsurance Treaties relating to the Insured Medical Business for which consent has been obtained pursuant to Section 10.01(q)."

 19.   Entire Agreement.

       This Third Amendment along with the First and Second Amendments to the

 Agreement, the Agreement, the Transaction Agreements and the other documents and agreements delivered at Closing embody the entire agreement and understanding of the parties with respect to the subject matters hereof and thereof and supersede any prior agreement and understanding between the parties; there are no restrictions, promises, warranties, covenants or understandings other than as set forth or referred to herein or therein.

 20.   Definitions.

       Capitalized terms used but not defined herein shall have the meanings assigned in the Agreement.



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       IN WITNESS WHEREOF, the parties have executed this Closing Amendment to the Agreement as of the date first written above.

 WITNESS                       PROVIDENT LIFE AND ACCIDENT INSURANCE
                               COMPANY OF AMERICA

                               By:  /s/ Thomas R. Watjen
 ---------------------------      -----------------------------------------
                                  Thomas R. Watjen, Executive Vice President


                               PROVIDENT LIFE CAPITAL CORPORATION

                               By:  /s/ Thomas R. Watjen
 ---------------------------      -----------------------------------------
                                  Thomas R. Watjen, Executive Vice President


                               PROVIDENT LIFE AND ACCIDENT INSURANCE
                               COMPANY

                               By:  /s/ Thomas R. Watjen
 ---------------------------      -----------------------------------------
                                  Thomas R. Watjen, Executive Vice President


                               PROVIDENT LIFE AND CASUALTY INSURANCE
                               COMPANY

                               By:  /s/ Thomas R. Watjen
 ---------------------------      -----------------------------------------
                                  Thomas R. Watjen, Executive Vice President

                               PROVIDENT HEALTH CARE PLANS, INC.

                               By:  /s/ James H. Pesnell
 ---------------------------      -----------------------------------------
                                  James H. Pesnell, President


                               HEALTHSOURCE, INC.

                               By:  /s/ Norman C. Payson, M.D.
 ---------------------------      -----------------------------------------
                                  Norman C. Payson, M.D., President










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                      EXHIBIT 19.06-B TO THIRD AMENDMENT


       Terms of Subordinated Healthsource Notes to be accepted by Provident in exchange for Class A Preferred:

       1. Notes will be subordinated to all debt for borrowed monies other than debt by its terms expressly junior to the Notes.

       2. Notes will have a maturity date of ten (10) years from issuance with a balloon payment of principal at maturity; Notes will be pre-payable at any time after the fifth anniversary of the date of issuance thereof without premium or penalty.

       3.     The interest rate on the Notes shall be determined as follows:
              On the date of the exchange, the Buyer shall secure sealed indications from investment banking firms of recognized national standing selected by each of Buyer and the holders of the Preferred Stock as well as an indication from a third investment banking firm of recognized national standing selected by mutual agreement of the parties' investment bankers (the "Third Party Investment Bankers"), as to the indicated bid side interest coupon on the Notes such that the Notes would trade at their face principal amount on such date on a fully distributed basis. The Buyer and the holders of the Preferred Stock shall review such indications and the middle indication shall be utilized to determine the interest rate on the Notes; provided, that if two indications are exactly the same, such two indications shall be utilized to determine such interest rate. Each of the three investment banking firms will be instructed by Buyer that in determining such bid side interest rate, it shall not take into account any liquidity, nontransferability or blockage discounts, and such indications shall be based on standard covenants for similar subordinated notes which shall be provided to each investment banking firm. The Third Party Investment Banker shall be selected by mutual agreement of the parties' designated investment bankers from a list of three bulge bracket investment banking firms selected Buyer, which investment banking firms shall not have performed material services for the Corporaton or the holders of the Preferred Stock, within the previous three years.